EXHIBIT 99.1

AMPHENOL CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

(dollars in thousands, except per share data)

	Three Months Ended
	March 31,
	2010	2009

Net Sales	$770,954	$660,012

Cost of sales	521,762	453,633

Gross profit	249,192	206,379

Selling, general and administrative expense	104,148	95,694

Operating income	145,044	110,685

Interest expense	(10,013)	(8,998)
Other income (expenses), net	459	(215)

Income before income taxes	135,490	101,472

Provision for income taxes	(35,352)	(24,422)

Net income	100,138	77,050
Less: Net income attributable to noncontrolling interests	(1,785)	(2,640)

Net income attributable to Amphenol Corporation	$98,353	$74,410

Net income per common share - Basic	$0.57	$0.43

Weighted average common shares outstanding - Basic	173,266,113	171,185,198

Net income per common share - Diluted	$0.56	$0.43

Weighted average common shares outstanding - Diluted	175,575,002	173,098,475

Dividends declared per common share	$0.015	$0.015

AMPHENOL CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(dollars in thousands)

	March 31,		December 31,
	2010		2009

ASSETS

Current Assets:
Cash and cash equivalents	$431,719		$384,613
Accounts receivable, less allowance for doubtful accounts of $18,022 and $18,785, respectively	572,616	(1)	449,591
Inventories, net	476,097		461,750
Other current assets	135,913		124,441

Total current assets	1,616,345		1,420,395

Land and depreciable assets, less accumulated depreciation of $572,922 and $575,187, respectively	327,211		332,875
Goodwill	1,371,800		1,368,672
Other long-term assets	95,160		97,242

	$3,410,516		$3,219,184

LIABILITIES & SHAREHOLDERS’ EQUITY

Current Liabilities:
Accounts payable	$319,820		$292,122
Accrued salaries, wages and employee benefits	64,045		64,143
Accrued income taxes	70,117		57,272
Accrued acquisition-related obligations	5,744		7,244
Other accrued expenses	83,715		81,979
Short-term debt	49,440	(1)	399

Total current liabilities	592,881		503,159

Long-term debt	752,543		753,050
Accrued pension and post employment benefit obligations	171,082		172,235
Other long-term liabilities	26,569		27,922

Shareholders’ Equity:
Common stock	174		174
Additional paid-in capital	80,398		71,368
Accumulated earnings	1,870,378		1,774,625
Accumulated other comprehensive loss	(100,989)		(100,090)

Total shareholders’ equity attributable to Amphenol Corporation	1,849,961		1,746,077

Noncontrolling interests	17,480		16,741

Total equity	1,867,441		1,762,818

	$3,410,516		$3,219,184

NOTE 1           The Company has a $100 million receivables securitization program.  In accordance with previous accounting guidance, this facility was accounted for off balance sheet as a sale of receivables.  Effective January 1, 2010, the Company adopted the amendments to the Transfers and Servicing and Consolidation Topics of the Accounting Standards Codification. The adoption of these amendments has resulted in the Company reporting transactions under this facility as short-term debt and the related receivables remain on the balance sheet.  At March 31, 2010, borrowings under the securitization facility were $49 million.

AMPHENOL CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW

(Unaudited)

(dollars in thousands)

	Three months ended
	March 31,
	2010		2009

Cash flow from operating activities:
Net income	$100,138		$77,050
Adjustments for cash flow from operating activities:
Depreciation and amortization	24,344		22,991
Net change in receivables sold under Receivables Securitization Facility	(82,000	)(1)	6,000
Stock-based compensation expense	5,443		4,784
Net change in components of working capital	(15,286)		34,255
Net change in other long-term assets and liabilities	(796)		(2,315)

Cash flow provided by operating activities	31,843		142,765

Cash flow from investing activities:
Additions to property, plant and equipment, net	(18,353)		(16,871)
(Purchase) sale of short term investments	(8,353)		1,420
Acquisitions, net of cash acquired	(3,000)		(261,464)

Cash flow used in investing activities	(29,706)		(276,915)

Cash flow from financing activities:
Borrowings under revolving credit facilities	19,600		268,587
Payments under revolving credit facilities	(19,994)		(182,700)
Net change in borrowings under Receivables Securitization Facility	49,000	(1)	—
Proceeds from exercise of stock options	3,173		224
Excess tax benefits from stock-based payment arrangements	582		107
Payments to shareholders of noncontrolling interests	(1,046)		—
Dividend payments	(2,595)		(5,135)

Cash flow provided by financing activities	48,720		81,083

Effect of exchange rate changes on cash and cash equivalents	(3,751)		(11,401)

Net change in cash and cash equivalents	47,106		(64,468)
Cash and cash equivalents balance, beginning of period	384,613		214,987

Cash and cash equivalents balance, end of period	$431,719		$150,519

NOTE 1           The Company has a $100 million receivables securitization program.  In accordance with previous accounting guidance, this facility was accounted for off balance sheet as a sale of receivables.  Effective January 1, 2010, the Company adopted the amendments to the Transfers and Servicing and Consolidation Topics of the Accounting Standards Codification. As a result of the adoption transfers of receivables occurring on or after January 1, 2010 are reflected as debt issued in the Company’s Condensed Consolidated Statements of Cash Flow (resulting in a reduction of cash flows provided by operating activities of $82 million for the quarter ended March 31, 2010).

AMPHENOL CORPORATION

SEGMENT INFORMATION

(dollars in thousands)

(Unaudited)

	Three months ended
	March 31,
	2010	2009

Trade Sales:
Interconnect Products	$703,598	$601,958
Cable Products	67,356	58,054
Consolidated	$770,954	$660,012

Operating income:
Interconnect Products	$148,662	$116,443
Cable Products	10,043	7,836
Stock-based compensation expense	(5,443)	(4,784)
Other operating expenses	(8,218)	(8,810)
Consolidated	$145,044	$110,685

ROS%:
Interconnect Products	21.1%	19.3%
Cable Products	14.9%	13.5%
Corporate - stock-based compensation	-0.7%	-0.7%
Corporate - all other	-1.1%	-1.3%

Consolidated	18.8%	16.8%